Exhibit 99.2
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of Rocky Brands, Inc.
We have audited the financial statements of Rocky Brands, Inc. and subsidiaries (the “Company”) for the year ended December 31, 2006, and have issued our report thereon dated March 14, 2007 (which report expresses and unqualified opinion and includes an explanatory paragraph that, as discussed in Note 1, the Company changed the manner in which it records the funded status of its defined benefit pension effective December 31, 2006). Our audit also included the financial statement schedule of the Company listed in accompanying index at Item 15 for the year ended December 31, 2006. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements as of December 31, 2006, presents fairly in all material respects the information set forth therein.
/s/ DELOITTE & TOUCHE LLP
Columbus, Ohio
March 14, 2007